Exhibit 99.1

News Release

GulfMark Offshore, Inc. Announces Pricing of $300 Million Private Placement of Senior Notes due 2022

Houston, TX (March 1, 2012) – GulfMark Offshore, Inc. (NYSE: GLF) (“GulfMark”) announced today the pricing of its private placement of $300 million in aggregate principal amount of 6.375% senior unsecured notes due 2022 to eligible purchasers. The notes mature on March 15, 2022, and will be issued at 100.000%. The offering is expected to close on March 12, 2012, subject to customary closing conditions. GulfMark intends to use the net proceeds from the notes offering, together with cash on hand, to fund its pending tender offer and consent solicitation for its existing 7.75% senior notes due 2014 (the “2014 Notes”), to redeem any of the 2014 Notes not purchased in the tender offer, and to repay in full existing borrowings under its $200 million facility agreement.

The securities to be offered have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws, and unless so registered, the securities may not be offered or sold in the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. GulfMark plans to offer and sell the notes only to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to non-U.S. persons in transactions outside the United States pursuant to Regulation S under the Securities Act.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any of these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such states.

This press release contains certain forward-looking statements within the meaning of the Securities Act and the Securities Exchange Act of 1934, which involve known and unknown risk, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where GulfMark operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in GulfMark’s filings with the Securities and Exchange Commission, including GulfMark’s Form 10-K for the year ended December 31, 2011. Consequently, the forward-looking statements contained herein should not be regarded as representations that the projected outcomes can or will be achieved.